UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

The Procter & Gamble Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Title:	David’s Perspective: Letter to Shareholders Released Today

Sub:	More details at Thursday’s webcast

P&G Colleagues,

Today, we issued a letter to P&G shareholders to help them make an informed decision about items to be voted on at P&G’s Annual Meeting of Shareholders. This letter includes our recommendation to vote against Trian Partners’ hostile bid to seek a seat for Nelson Peltz on P&G’s Board.

As noted in recent news coverage (see example here), it is our belief that we, the people of P&G, are in the best position to continue building a better Company without adding Mr. Peltz to the Board. We have the right plan in place. The plan is working. Now is the time to focus on accelerating results, and prevent anything from derailing the work that is delivering improvement.

So, we ask those of you who own shares to vote FOR ALL 11 of P&G’s highly qualified and experienced Director nominees. You can do this by voting the Blue Proxy Card.

Please take a moment to review the instructions below.

•	Employee shareholders will receive materials both from P&G and Trian. P&G’s proxy materials, which all shareholders will receive in the mail, contain the Blue Proxy Card or voting instruction form. Use the Company’s Blue Proxy Card or voting instruction form to vote FOR ALL 11 of P&G’s Director nominees.

•	Trian’s proxy materials contain a white proxy card or voting instruction form. If you intend to vote with P&G, it is important that you discard the white proxy card. If you vote on Trian’s white proxy card or voting instruction form, it will cancel any Blue Proxy Card or voting instruction form you previously submitted for those shares.

•	If you hold shares in more than one account, you may receive separate proxy cards or voting instruction forms for each account. It is very important that you submit a vote on the Blue Proxy Card for each account in which you hold shares. Your vote matters. Not voting means your voice will not be heard. Please vote the Blue Proxy Card.

All employees who are P&G shareholders will likely receive multiple mailings and letters from both the Company and Trian. This is typical when activists seek to gain a seat on a company board. I ask that you not let the mailings or the upcoming shareholder vote be a distraction that derails us from the progress we are making.

Thanks to your hard work and dedication, we have substantially transformed P&G over the past two years. Our fiscal 2017 results demonstrate that the actions we are taking and the strategy we have in place are working. Now is the time to stay focused on accelerating our efforts to execute and deliver on the plans we’ve put into action.

We will continue to provide updates in the coming weeks, including in our webcast on Thursday. In the meantime, I ask that you continue to do what you do best — focus every day on serving the world’s consumers better than our best competitor, in every category and every country where we choose to compete.

Thank you for your commitment and support.

Sincerely,

David

Cincinnati Business Courier

“Exclusive: P&G CEO is wary of activist investor’s ‘shadow management team’”

By: Barrett J. Brunsman, Staff Reporter

Dated July 27, 2017, 2:05 pm EDT, updated July 28, 2017 10:29 am EDT

Procter & Gamble CEO David Taylor is disappointed that a former P&G chief financial officer is advising an activist investor on how to shake up the company, and Taylor told me during an exclusive interview today that he thinks one goal is to establish a shadow management team.

Taylor, who since 2015 has been chief executive of the Cincinnati-based maker of consumer goods such as Tide detergent (NYSE: PG), said company earnings reported July 27 for the recently ended fourth quarter and fiscal year provide evidence that P&G is headed in the right direction.

“The outcome of that is we’ve met and exceeded our fiscal year 2017 commitments,” Taylor told me.

Taylor explained why he doesn’t think the right way to further improve the company’s fortunes is for shareholders to elect activist investor Nelson Peltz, CEO of Trian Fund Management, to a seat on the board of Procter & Gamble during the annual meeting in October.

“What I want to stay focused on is delivering the results and also communicating to employees that staying with the current strategy and plan and board of directors … is in the best interest of every employee in this company and every shareholder in this company,” Taylor said. “Because the plan is working. Do you really want to go on a different plan when we’ve just completed a year that exceeded commitments?”

P&G reported today that profits for the quarter and fiscal year that ended June 30 were up significantly, but sales for both were unchanged from the same periods last year.

The company posted a profit of $2.2 billion for the quarter, up 14 percent from $1.9 billion in the same period last year. Profit for the fiscal year was $15.3 billion, up 46 percent from $10.5 billion the previous year.

However, net sales for the fourth quarter were slightly less than $16.1 billion, virtually unchanged. Revenue for the fiscal year was slightly more than $65 billion, also virtually unchanged.

While core earnings per share exceeded the expectations of market analysts, Taylor acknowledged that more needs to be done to improve the top line.

Trian, which owns $3.3 billion worth of P&G stock, thinks the key is cutting costs and the corporate bureaucracy. Peltz has said he didn’t want to replace Taylor as CEO. However, other jobs could be at stake. About 10,000 people in Greater Cincinnati work for P&G, which has a total workforce of about 95,000.

When I asked Taylor whether the proxy challenge left him feeling a bit like a politician who needs to win the favor of voters, he acknowledged that the world’s largest advertiser feels a need to market its viewpoint.

“I do feel like I have to communicate a message,” Taylor said. “Whether it’s as a politician or not, I think in today’s world as a leader you’ve got to be able to articulate the strategy and enroll people in that strategy.”

Taylor said he has spent a good bit of time in town halls with P&G employees recently.

“I don’t know how many town halls I’ve done around the world and here, and I’ll do another global webcast next week,” he said. “I want to help P&G people understand the strategy and then help them create an environment in which we can execute.

“P&G has outstanding people,” he said. “The challenge is to (provide) an outstanding group of people that are capable of delivering great results (with) an environment in which to do so. The changes we’ve made in this company are designed to do just that.”

The intent is to allow employees to have a closer understanding of consumers. Employees should be busy “inventing things and making things and … have less that gets in the way,” Taylor said.

“We have improved the organization design, improved the culture, improved accountability in ways that unleash a talented group of employees,” he said.

In meetings with Taylor, Peltz mentioned that he wanted to avoid a proxy contest that could be costly and a distraction. Taylor declined to share with me an estimate on how expensive the proxy battle is likely to be for P&G. However, he agreed it could be a distraction.

“Certainly, any effort away from building the business is not great,” Taylor said. “But I respect Nelson Peltz. I will listen to Nelson Peltz and Trian. I’ve met with him several times and talked to him several times, and certainly I offered to continue to do so. …

“I’ll commit openly to continuing to listen to Nelson Peltz,” Taylor added. “And if there are good ideas, to take them to my board. That way I get the benefit of his counsel but we do not derail the current plan and we keep the board governance process intact. And it’s recognized for being a very robust governance process. …

“But it’s something very different to listen to an investor, an investor that you respect and I think has value to offer in conversations, versus adding him to the board of directors,” he said.

“We have a very vigorous selection criteria for board membership, which has produced a diverse, world-class board,” Taylor said. “Nothing incremental has been offered by Nelson that we weren’t already working or considering.

“And they have a history of establishing a shadow management team, which we firmly believe would derail the work underway and would impact us in a negative way in the short run,” Taylor said.

“I’ve been told on more than one occasion that a dedicated team of some number, 10 to 20 analysts, would be brought in to ‘help,’ ” Taylor said. “Having this kind of shadow management team would not help P&G employees right now, especially as our plan is working. …

“I think it’s in the best interests of the senior management and all employees to stay focused on the consumer and the customer and delivering commitments, and things that cause us to do different from that will derail it,” Taylor said, echoing a memo that he sent earlier this month.

Peltz couldn’t be reached for comment, but a spokeswoman issued a statement on the company’s behalf: “Suggesting that Trian directors come with a ‘shadow management team’ is recycled public relations rhetoric. The real issues that must be addressed are P&G’s deteriorating market share and excessive cost and bureaucracy.”

As I previously reported, in recent months Peltz had numerous meetings, phone conversations and email exchanges with Taylor in an unsuccessful lobbying effort to be appointed to a seat on the P&G board.

Was there anything that Peltz mentioned that is new or untried at P&G and that Taylor thinks is a good idea?

“No,” Taylor told me. “He has a perspective on things he’s seen, but no – there has been nothing incremental offered.

“The risk is it can be quite the opposite where suggestions that we may have thought of but know don’t work or tried them – but may have worked for him in another company in another industry,” Taylor said.

“My job is to listen and then filter for what’s best for the company,” Taylor said. “What I will continue to do is listen.”

However, “to have someone come in and try to impose a different plan or push hard on a different plan – he can’t impose, but push hard on a different plan – could risk derailing the focus and energy in executing the current plan,” Taylor said.

The CEO acknowledged that P&G has hired consultants specifically to deal with the proxy challenge.

“We do have folks that advise us, but I don’t want to get into the specifics on names,” Taylor said. “It’s important certainly that management is advised. And I want to be well informed just as I’m sure Nelson is at Trian.”

Taylor wasn’t pleased that former Procter & Gamble CFO Clayton Daley agreed to be an adviser to Trian.

Daley, 65, was chief financial officer of P&G from 1998 to 2009. He retired as CFO and vice chairman of P&G in 2009 after 35 years with the company and now lives in Longboat Key, Fla.

Trian hired Daley as a consultant on July 14 and compensated him via a $125,000 contribution to his family’s foundation. Daley’s foundation is to receive another $125,000 upon completion or termination of the proxy solicitation, according to a Trian filing with the U.S. Securities and Exchange Commission.

“I think (it’s) disappointing when someone (who) worked their whole career at P&G decides to do work that is counter to the best interest of the company,” Taylor told me.

Daley wasn’t available for comment, a Trian spokeswoman told me.

The P&G chief executive cast doubt on whether all of Daley’s insights on P&G would be relevant today.

“It’s old data,” Taylor said. “He left eight or nine years ago. That advice (Peltz) is getting about what the organization is like or the business situation, it’s not relevant to today’s world.

“It’s quite frankly the wrong lens to apply to our business,” Taylor added. “I’ve got to look at what’s happening today and what we think is going to happen in the future.

“Somebody whose experience ended before 2010 is looking back at an organization and informing (Peltz) on what might have been,” Taylor said. That “may be why some of the statements I think are inaccurate. I believe it’s informed by someone who’s just not current on what’s happening in the company or in our marketplace.”

Forward-Looking Statements

Certain statements in this communication, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including commodity prices, raw materials, labor costs, energy costs and pension and health care costs; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, contractors and external business partners; (11) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks) and maintain the security and functionality of such systems and networks and the data contained therein; (12) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, accounting standards and environmental) and to resolve pending matters within current estimates; (13) the ability to manage changes in applicable tax laws and regulations; (14) the ability to successfully manage our portfolio optimization strategy, including achieving and maintaining our intended tax treatment of the related transactions, and our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; and (16) the ability to manage the uncertain implications of the United Kingdom’s withdrawal from the European Union. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its Directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s Directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.